Calculation of Filing Fee Tables
S-8
Warby Parker Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.0001 par value per share	Other	7,242,688	$ 22.82	$ 165,278,140.16	0.0001531	$ 25,304.08
Total Offering Amounts:						$ 165,278,140.16		$ 25,304.08
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 25,304.08
Offering Note
[1]	(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Consists of an additional 6,035,574 shares of Class A common stock issuable under the Warby Parker Inc. 2021 Incentive Award Plan (the "2021 Plan") pursuant to the terms of the 2021 Plan and an additional 1,207,114 shares of Class A common stock issuable under the Warby Parker Inc. 2021 Employee Stock Purchase Plan (the "2021 ESPP") pursuant to the terms of the 2021 ESPP. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Warby Parker Inc.'s (the "Registrant") Class A common stock as reported on The New York Stock Exchange on February 25, 2025. (4) The Registrant does not have any fee offsets.